CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (1)

NOT MATERIAL AND (2) IS TREATED AS CONFIDENTIAL BY BRIGHTHOUSE LIFE

INSURANCE COMPANY OF NY.

EXECUTION VERSION

REINSURANCE AGREEMENT

BETWEEN

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

AND

BRIGHTHOUSE LIFE INSURANCE COMPANY

PREAMBLE

THIS REINSURANCE AGREEMENT (the “Agreement”) is made and entered into on October 1, 2023 (“Effective Date”) by and between Brighthouse Life

Insurance Company of NY, a life insurance corporation domiciled in New York

(the “Ceding Company”), and Brighthouse Life Insurance Company, a life insurance corporation domiciled in Delaware (the “Reinsurer”).

THE BACKGROUND OF THIS AGREEMENT is that the Ceding Company

wishes to cede to the Reinsurer, effective as of the Effective Date, a [***] percent

([***]) quota share (the “Quota Share”) of the liabilities (net of Ceded Reinsurance

Agreements) associated with the index-linked annuity contracts described in

Schedule A, and the Reinsurer, having reviewed materials provided by the

Ceding Company relating to such index-linked annuity contracts, wishes to accept the proposed cession on that basis.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

Article I.   REINSURANCE DEFINITION

1.	Policies and Risks Reinsured. In accordance with the terms and conditions hereof, effective as of 12:01 a.m. on the Effective Date, the

Ceding Company hereby cedes and the Reinsurer hereby accepts as indemnity reinsurance, the Quota Share of the Ceding Company’s Net

Benefit Payments under the index-linked annuity contracts described in

Schedule A (the “Policies”).

2.	Basis of Reinsurance. The Ceding Company hereby cedes and the

Reinsurer hereby accepts, as of the Effective Date, the Quota Share of all liabilities and obligations under the Policies that by the terms of such

Policies contemplate payment from the Separate Accounts of the Ceding

Company (the “Separate Account Liabilities”) on a modified coinsurance basis, and the Quota Share of all other liabilities and obligations under the

Policies (the “General Account Liabilities”) on a coinsurance basis. The

Ceding Company shall maintain the Modco Reserves, as defined in

Schedule B, and shall own all assets held in relation to the Modco

Reserves.

3.	Conditions. This reinsurance is subject to the same limitations and conditions specified in the Policies and their accompanying prospectuses,

except as otherwise provided in this Agreement.

4.	Policy Changes. If the Ceding Company’s Net Benefit Payments under the Policies are changed because of changes required by any insurance regulatory authority or applicable law, the Reinsurer will participate, on the reinsurance basis set forth in this Article 1 Paragraph 2, in all Net Benefit

Payments resulting from such changes.

5.	Reinstatements. If a Policy lapses and is subsequently reinstated while this Agreement is in force, the reinsurance for such Policy shall be reinstated automatically and the Ceding Company shall pay the Reinsurer its Quota Share of all amounts received in connection with the reinstatement of the Policy (net of amounts due under the Ceded

Reinsurance Agreements, if any, in respect of such reinstatements).

6.	No Extracontractual Damages. The Reinsurer assumes no liability under this Agreement for any damages, fines, penalties, costs or expenses, or portion thereof, levied on or assessed against the Ceding Company by any court or regulatory body on the basis of negligence, oppression,

malice, fraud, fault, wrongdoing or bad faith by the Ceding Company in connection with any claim or for any other act or omission, unless the

Reinsurer shall have received prior notice of and shall have concurred prior to the actions taken or not taken by the Ceding Company that led to the levies or assessments, in which case, the Reinsurer shall pay its share of such levy or assessment.

Article II.  REINSURANCE PREMIUMS

1.	Initial Reinsurance Premium. The Ceding Company shall owe to the

Reinsurer an “Initial Reinsurance Premium” for the reinsurance hereunder equal to the Statutory Reserves as of the Effective Date. The Initial

Reinsurance Premium shall be calculated and paid in accordance with

Article VI.

2.	Reinsurance Premium. Each Accounting Period, the Ceding Company

shall pay to the Reinsurer a “Reinsurance Premium” in an amount equal to

(i) the Reinsurer’s Quota Share of the gross policy premiums,

considerations, payments and other amounts collected by the Ceding

Company during the Accounting Period in respect of the Policies less (ii)

any reinsurance premiums or other considerations payable by the Ceding

Company under any other ceded reinsurance agreements of the Ceding

Company to the extent relating to the Policies (the “Ceded Reinsurance

Agreements”); provided, however, that the Ceding Company shall not pay reinsurance premium and other considerations pursuant to Ceded

Reinsurance Agreements and this Agreement that, in the aggregate,

exceed the gross policy premiums, considerations, payments and other amounts collected in respect of the Policies. The Reinsurance Premiums paid to the Reinsurer by the Ceding Company shall be remitted to the

Reinsurer at the end of the Accounting Period during which the premiums were collected by the Ceding Company.

Article III.  INITIAL CEDING COMMISSION AND ALLOWANCES

1.	Initial Ceding Commission. The Reinsurer shall owe to the Ceding

Company an “Initial Ceding Commission” that for purposes of the Effective

Date has been estimated at [***] based on cash flow testing as of [***] and will be updated prior to settlement for the initial Accounting Period using the same methodology based on data as of [***]. The Initial Ceding

Commission will be paid in accordance with Article VI.

2.	Allowance. Following the Effective Date, the Reinsurer shall also pay the

Ceding Company “Allowances” for each Accounting Period calculated as

(a) plus (b) plus (c), where:

(a)	equals the “Commission Allowance” as described in Schedule D;

and

(b)	equals the “Maintenance Expense Allowance” as described in

Schedule D; and

(c)	equals the “Premium Tax Allowance” as described in Schedule D.

3.	Expenses. The allowance for any expenses incurred in connection with the Policies is included in the Allowance described in Paragraph 2. This

Allowance is sufficient to cover anticipated allocable expenses incurred by the Ceding Company on the Policies reinsured, including premium taxes.

The Reinsurer shall not indemnify the Ceding Company for any other expenses incurred in connection with the Policies.

Article IV. MODCO RESERVE ADJUSTMENT

1.	Accounting Period Modco Reserve Adjustment. The “Modco Reserve

Adjustment” shall be computed each Accounting Period equal to (a) minus

(b) minus (c), where:

(a)	equals the Modco Reserves, as defined in Schedule B, at the end of the current Accounting Period;

(b)	equals the Modco Reserves, as defined in Schedule B, at the end of the prior Accounting Period, except that for the initial Accounting
Period, the Modco Reserve for purposes of this paragraph 1(b)
shall equal the Modco Reserves as of the Effective Date; and

(c)	equals the Modco Investment Credit, as described in Schedule C.

2.	For any Accounting Period in which the amount computed in Paragraph 1 above is positive, the Reinsurer shall pay the Ceding Company such amount. For any Accounting Period in which the amount computed in

Paragraph 1 above is negative, the Ceding Company shall pay the

Reinsurer the absolute value of such amount.

3.	In calculating a Terminal Accounting Settlement payment, the reference in

Paragraph 1(a) above to “the end of the current Accounting Period” refers to the Terminal Accounting Date as described in Article VIII, Paragraph 2.

4.	Initial Modco Reserve Adjustment. The “Initial Modco Reserve

Adjustment” shall consist of an amount equal to the Modco Reserves as of the Effective Date. The Initial Modco Reserve Adjustment shall be calculated and paid in accordance with Article VI.

Article V. INDEMNIFICATION FOR BENEFIT PAYMENTS

1.	Indemnification for Benefit Payments. The Reinsurer shall indemnify the

Ceding Company for the Reinsurer’s Quota Share of the Net Benefit

Payments defined in Paragraph 2.

2.	Benefit Payments. “Net Benefit Payments” means the sum of benefits paid under the Policies less claim reimbursements collected under the Ceded

Reinsurance Agreements, if any. Benefits paid under the Policies include,

but are not limited to:

(a)	Death Claims. Death Claims include the death benefit and any interest paid associated with the Policies.

(b)	Surrenders and Withdrawals. Surrenders and withdrawals include the total amount paid in the event of a partial withdrawal of account value or full surrender of Policies, net of any applicable surrender charges. Surrender charges are the total amount that the Ceding
Company deducts before paying the cash surrender value upon a full or partial surrender of Policies.

(c)	Annuity Payments. Annuity Payments include the amounts paid
under payout annuities and any loss upon annuitization (i.e., the difference between the payout annuity premium and the account value upon annuitization that would be reported in Paragraph 2(b)
above).

Net Benefit Payments will be paid by the Reinsurer hereunder as benefits are paid by the Ceding Company, not in a lump sum payment.

3.	Liability and Payment. The Reinsurer shall accept the decision of the

Ceding Company with respect to the determination and payment of amounts comprising Net Benefit Payments.

Article VI. ACCOUNTING AND SETTLEMENTS

1.	Accounting Period. Each “Accounting Period” under this Agreement shall be a calendar quarter, except that: (a) the initial Accounting Period runs from the Effective Date through the last day of the calendar quarter during which the Effective Date falls, and (b) the final Accounting Period runs from the end of the preceding Accounting Period until the Terminal

Accounting Date of this Agreement, as described in Article VIII, Paragraph

2.

2.	Quarterly Accounting Reports. The Ceding Company shall submit quarterly accounting reports in a form substantially similar to that shown in

Schedule E to the Reinsurer for each Accounting Period not later than thirty (30) days after the end of each Accounting Period. Such reports shall include information on the amount and calculation of the

Reinsurance Premium, Net Benefit Payments, the Allowance and the

Modco Reserve Adjustment. Additional information will be available upon request to the extent reasonably required by Reinsurer to administer the reinsurance provided under this Agreement. The initial quarterly accounting report for the initial Accounting Period shall also contain the

Ceding Company’s calculations of the amounts for the Initial Reinsurance

Premium, the Initial Ceding Commission, and the Initial Modco Reserve

Adjustment.

3.	Quarterly Settlements.

(a)	At the end of each Accounting Period, the Ceding Company shall pay the Reinsurer the sum of:

(i)	the Reinsurance Premium determined in accordance with
Article II;

(ii)	any Modco Reserve Adjustment payable to the Reinsurer
determined in accordance with Article IV; and

(iii)	for the initial Accounting Period only, the Initial Reinsurance
Premium.

(b)	Simultaneously, the Reinsurer shall pay the Ceding Company the sum of:

(i)	the Net Benefit Payments, determined in accordance with
Article V;

(ii)	the Allowance determined in accordance with Article III;

(iii)	any Modco Reserve Adjustment payable to the Ceding
Company determined in accordance with Article IV;

(iv)	for the initial Accounting Period only, the Initial Ceding
Commission; and

(v)	for the initial Accounting Period only, the Initial Modco
Reserve Adjustment.

4.	Amounts Due Quarterly. Except as otherwise specifically provided in this

Agreement, all amounts due to either the Ceding Company or the

Reinsurer under this Agreement shall be determined on a net basis at the end of each Accounting Period. Net amounts due the Reinsurer shall be payable in cash and/or assets (on a market value basis) within sixty (60)

days after the end of each Accounting Period. Net amounts due the

Ceding Company shall be payable in cash and/or assets (on a market value basis) within thirty (30) days after the receipt of the quarterly accounting report with respect to such Accounting Period. Funds removed from the Separate Account to reimburse the Ceding Company for the payment of claims and the reimbursement of expenses, and for settlement with the Reinsurer, shall be in cash.

5.	Estimations. If the actual amounts required in Paragraph 2 above cannot be determined in sufficient time to prepare the applicable quarterly accounting report within the timeframe such report is due pursuant to

Paragraph 2 above, such amounts shall be estimated in accordance with reasonable actuarial methods that shall approximate the actual amounts.

Adjustments to payments based upon such estimates shall then be made to reflect actual amounts within one year.

6.	Delayed Payments. For purposes of Paragraph 4 above, if there is a delayed settlement of a payment due, interest shall be payable for the number of days from the due date through the date paid, at an annualized rate equal to the sum of (i) the daily Secured Overnight Financing Rate

(SOFR) as reported on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) on the last day of current Accounting Period plus (ii) 130 basis points. Any interest due will be capitalized and the interest rate above will be recalculated at the end of each Accounting Period.

7.	Offset of Payments. All monies due either the Ceding Company or the

Reinsurer under this Agreement shall be offset against each other, dollar for dollar; provided, however, in the event of an insolvency of either party,

offset will be allowed to the extent permitted under applicable insolvency law governing the insolvency process.

8.	DAC Tax.

A.	The Parties are making a joint election under Treas. Reg. §1.848-

2(g)(8) under which:

1.	The Party with the net positive consideration under this

Agreement is required to capitalize specified policy

acquisition expenses with respect to such Agreement

without regard to the general deductions limitation of Section

848(c)(1) of the Internal Revenue Code.

2.	This election shall be effective with the effective date of this

Agreement.

3.	Each party shall attach a schedule to its federal income tax return for its first taxable year ending after the election

becomes effective which identifies the Agreement for which

this joint election under Treas. Reg. §1.848-2(g)(8) has been made.

B.	The Parties agree to exchange information pertaining to the amount of net consideration as determined under Treas. Reg. §1.848-2(f)

for this Agreement to ensure consistency as to amount and timing or as is otherwise required by the Internal Revenue Service.

C.	The exchange of information described in section B above shall follow the procedures set forth below:

1.	the Ceding Company shall submit its calculation of the “net

consideration” as defined under the above referenced

regulation to the Reinsurer not later than April 1 for each and every tax year for which this Agreement is in effect;

2.	the Reinsurer may challenge such calculation within thirty

(30) calendar days of receipt of the Ceding Company’s

calculation; and

3.	if the Reinsurer contests the Ceding Company’s calculation

of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty

(30) days of the date the Reinsurer submits its alternative

calculation. If the Ceding Company and the Reinsurer reach

an agreement on an amount of net consideration, each party

shall report the agreed upon amount in their respective tax

returns for the preceding taxable year.

D.	The Parties represent and warrant that they are subject to U.S.

taxation under Subchapter L of Chapter 1 of the Internal Revenue

Code or Subpart F of Part III of Subchapter N of chapter 1 of the

Internal Revenue Code.

Article VII. DURATION, RECAPTURE AND TERMINATION

1.	Duration. Except as otherwise provided herein, this Agreement is unlimited in duration.

2.	Automatic Acceptance of Reinsurance. The Reinsurer shall automatically reinsure hereunder every Policy described in Schedule A, including

Policies issued on or after the Effective Date unless and until this

Agreement is terminated for newly issued Policies. The Reinsurer can, at its sole option, discontinue reinsurance of newly issued Policies subject to ninety (90) days prior written notice to the Ceding Company. The Ceding

Company can, at its sole option, discontinue reinsurance of newly issued

Policies subject to thirty (30) days prior written notice to the Reinsurer.

3.	Reinsurer’s Liability. The liability of the Reinsurer with respect to any

Policy reinsured hereunder shall begin simultaneously with that of the

Ceding Company, but not earlier than the Effective Date of this

Agreement. The Reinsurer’s liability with respect to any Policy reinsured hereunder shall terminate on the earliest of (i) the date such Policy is recaptured; (ii) the date the Ceding Company’s liability on such Policy is terminated; or (iii) the date this Agreement is terminated for all Policies. In no event shall this Paragraph be construed as providing a unilateral right of the Reinsurer to terminate this Agreement.

4.	Recapture. Reinsurance ceded to the Reinsurer hereunder may be recaptured with respect to all, a portion or a percentage of the Policies at the Ceding Company’s option at any time following the first anniversary of this Effective Date. The Ceding Company shall provide thirty (30) days advance notice prior to the effective date of recapture. Such recapture shall be subject to the payment of a Terminal Accounting and Settlement as described in Article VIII.

5.	Internal Replacements. Should the Ceding Company, its affiliates,

successors or assigns, initiate a “Program of Internal Replacement” that includes any of the Policies reinsured hereunder, the Ceding Company shall immediately notify the Reinsurer. All Policies that were internally replaced shall be treated as recaptured rather than surrendered. Such recapture shall be subject to the payment of a Terminal Accounting and

Settlement by the Ceding Company to the Reinsurer as described in

Article VIII. For purposes of this Agreement, the term “Program of Internal

Replacement” means any effort by the Ceding Company, its affiliates,

successors or assigns generally to solicit replacements of Policies by which a Policy or any portion of the cash value of a Policy is exchanged for another policy or contract that is not reinsured under this Agreement;

provided, however, that providing unsolicited replacements at the request of a Policy owner shall not be considered a Program of Internal

Replacement.

6.	Termination for Nonpayment of Amounts Due. If the Ceding Company

fails to pay the Reinsurance Premiums or any other amounts due to the

Reinsurer pursuant to this Agreement within ninety (90) days after the end of any Accounting Period, the Reinsurer may terminate this Agreement for all Policies, subject to thirty (30) days prior written notice to the Ceding

Company. If the Reinsurer fails to pay the Net Benefit Payments or any other amounts due to the Ceding Company pursuant to this Agreement within sixty (60) days after the receipt of the Quarterly Accounting Report,

the Ceding Company may terminate this Agreement for all Policies,

subject to thirty (30) days prior written notice to the Reinsurer. Such termination shall be subject to the payment of a Terminal Accounting and

Settlement as described in Article VIII Paragraph 3.

Article VIII.   TERMINAL ACCOUNTING AND SETTLEMENT

1.	Terminal Accounting. A Terminal Accounting and Settlement shall take place if: (1) all of the Policies are recaptured in accordance with Article XII

Paragraph E (Insolvency of Reinsurer); (2) all, a portion or a percentage of the Policies are recaptured in accordance with Article VII, Paragraph 4

(Ceding Company election); (3) some of the Policies are recaptured in accordance with Article VII, Paragraph 5 (Program of Internal

Replacement); or (4) this Agreement is terminated for all Policies under

Article VII Paragraph 6 (Nonpayment) or upon the mutual agreement of the parties.

2.	Terminal Accounting Date. A “Terminal Accounting Date” shall be the earliest of: (1) the effective date of recapture pursuant to any notice of recapture given under this Agreement; (2) the effective date of termination pursuant to any notice of termination given under this Agreement; (3) the date of the Reinsurer’s insolvency (in the event of Article XII Paragraph E);

or (4) such other date mutually agreed by the parties in writing.

3.	Settlement. The Terminal Accounting and Settlement payment shall be negotiated at time of recapture.

If only a portion or a percentage of the Policies is recaptured, then the

Terminal Accounting and Settlement payment described above shall be made only with respect to the portion or percentage of such Policies recaptured.

4.	Supplementary Accounting and Settlement. In the event that, subsequent to the Terminal Accounting and Settlement as provided above, an inadvertent error or omission is discovered with respect to the amounts paid hereunder, a supplementary accounting shall take place pursuant to

Paragraph 3 above. Any amount owed to the Ceding Company or to the

Reinsurer by reason of such supplementary accounting shall be paid within fifteen (15) days following the completion thereof.

Article IX. THE CEDING COMPANY REPRESENTATIONS AND

WARRANTIES

The Ceding Company represents and warrants, to the best of its knowledge, the following:

1.	Corporate Status. The Ceding Company is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

2.	Authority. The Ceding Company has the full corporate power and authority to carry out and perform its undertakings and obligations under this

Agreement. This Agreement has been duly and validly signed and delivered by the Ceding Company. The Ceding Company shall at all times maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this Agreement.

Article X.  REINSURER REPRESENTATIONS AND WARRANTIES

The Reinsurer represents and warrants, to the best of its knowledge, the following:

1.	Corporate Status. The Reinsurer is duly licensed, qualified or admitted to do business and is in good standing in all jurisdictions in which it is required to be so qualified, licensed or admitted to do business by the laws thereof.

2.	Authority. The Reinsurer has the full corporate power and authority to carry out and perform its undertakings and obligations under this

Agreement. This Agreement has been duly and validly signed and delivered by the Reinsurer. The Reinsurer shall at all times maintain in force all such legal and regulatory authorizations as may be reasonably necessary or appropriate for the performance of its obligations under this

Agreement.

Article XI. ARBITRATION

A.	All disputes and differences arising from or related to this Agreement between the Ceding Company and the Reinsurer shall be decided by arbitration, regardless of the insolvency of either party, unless the liquidator, receiver or statutory successor is specifically exempted from an arbitration proceeding by applicable law.

B.	A party may only initiate an arbitration by providing written notification to the other party that shall expressly set forth (a) a brief statement of the issue(s) in dispute; (b) the failure of the parties to reach agreement; (c) the date of the demand for arbitration and (d) the specific dollar value of the claim asserted, exclusive of (i) interest, (ii) consequential, special or punitive damages, and (iii) attorney’s fees.

C.	Where the dollar amount claimed in the notice of arbitration is equal to or less than $500,000, the arbitration panel shall consist of a single disinterested arbitrator who must, at that time, be accredited as an umpire by ARIAS-US. The Umpire Selection Procedures of ARIAS-US, as in

force at that time, shall be used to select the arbitrator. The arbitration shall be conducted in accordance with this Article subject to the following exceptions: (i) There shall be no discovery permitted in cases heard by a single arbitrator, unless by mutual agreement of the parties; (ii) the arbitrator’s decision shall be based on the submission of briefs, affidavits and documents, and there shall be no hearing permitted unless requested by all parties; and (iii) there shall be no ex parte communication with the arbitrator. In an arbitration presented to a single arbitrator, the arbitrator shall render his decision within 120 days of his or her appointment.

Where the dollar amount claimed in the notice of arbitration is in excess of

$500,000, the arbitration panel shall consist of three arbitrators who must be disinterested and each of whom must, at that time, either be accredited as an arbitrator by ARIAS-US, attorneys who are neither current nor former employees of either party to this Agreement or any entity affiliated with either party to this Agreement, or be an active or former officer of a life insurance or life reinsurance company other than the parties or their affiliates.

D.	In arbitrations requiring three arbitrators, each party shall select an arbitrator within thirty (30) days from the date of the demand. If either party refuses or fails to appoint an arbitrator within the time allowed, the party that has appointed an arbitrator may notify the other party that, if it has not appointed its arbitrator within the following ten (10) days, the arbitrator shall appoint an arbitrator on its behalf. Within thirty (30) days of the appointment of the second arbitrator the two (2) arbitrators shall select the third arbitrator, who must be, at that time, accredited by ARIAS-US as an umpire. If the two arbitrators fail to agree on the selection of the third arbitrator within the time allowed, the Umpire Selection Procedures of

ARIAS-US, as in force at that time, shall be used to select the third arbitrator. The arbitration panel shall hold an organizational meeting within thirty (30) days of the selection of the last member of the panel. At the panel’s sole discretion, all meetings and hearings before the arbitrators may be conducted telephonically. There shall be no ex parte communication with the third arbitrator.

E.	The arbitrator(s) shall interpret this Agreement as both an honorable engagement and a legal obligation and, in the absence of controlling language in this Agreement, shall consider equitable principles as well as industry custom and practice regarding the applicable insurance and reinsurance business. The arbitrator(s) are released from judicial formalities and shall not be bound by strict rules of procedure and evidence, provided, however, that the arbitrator(s) will abide by applicable laws and precedents concerning evidentiary privileges or doctrines that restrict a party’s obligation to produce evidence, including, but not limited to, the attorney-client privilege and attorney work product doctrine.

F.	After a notice demanding arbitration is received and the arbitrators appointed, each party to the arbitration shall be required to disclose within thirty days to the other party all documents in its control and not protected by the attorney client privilege or otherwise protected from disclosure by applicable law pertaining to any of the disputes, controversies or claims contained in the notice demanding arbitration or as directed by any two of the arbitrators, provided, however, that nothing herein shall prohibit any party from seeking relief from the arbitrators with respect to any discovery obligation or request that imposes an undue burden on a party

Any two of the arbitrators shall be empowered at any time to: (i) compel disclosure of documents or submissions of interrogatories or depositions and (ii) determine the relevance or pertinence of any document or person to the dispute, controversy, or claim submitted for arbitration. The arbitrators shall have the discretion to decide all disputed issues following the submissions of briefs and/or affidavits without a formal hearing. If the arbitrators deem it an appropriate case, the arbitrators shall have the authority to decide all or any of the issues in dispute on a motion for summary judgment without need for a formal hearing.

The arbitrators shall adhere to, and require compliance, with the following timetable: (i) the length of time from the formation of the panel to the final award rendered by the arbitrators shall be no longer than eight months; (ii)

no longer than ninety days shall transpire for purposes of document disclosure and, if permitted by the arbitrators, production of witness interrogatories and depositions; and, if a hearing is required, (iii) no longer than five days shall transpire for presentation of the case to the arbitrators,

and the arbitrators shall be directed to use their best efforts to reach their decision and render an award no longer than thirty days thereafter.

Notwithstanding anything to the contrary set forth above, any award rendered shall not be invalidated or otherwise rendered ineffective solely as a result of any failure to comply with any component of the above timetable.

Organizational and other meetings shall be conducted in English and,

unless conducted telephonically, be held in New York, New York.

G.	The arbitrators shall decide all matters by majority vote. The decisions of the arbitrator(s) shall be issued in the form of written reasoned opinion expressly stating the panel’s (or the arbitrator’s, as the case may be)

specific findings of fact and conclusions of law, and shall be final and binding on both parties. The arbitrators may, in their discretion, award costs and expenses, as they deem appropriate, including but not limited to legal fees and interest. Judgment may be entered upon the final decisions of the arbitrator(s) in any court of competent jurisdiction. The arbitrator(s)

may not award any exemplary, punitive damages, indirect or

consequential damages.

H.	Unless the arbitrators provide otherwise, each party shall be responsible for (a) all fees and expenses charged by its respective counsel,

accountants, actuaries and other representatives in connection with the arbitration and (b) one-half of the expenses of the arbitration, including the fees of the arbitrators.

Article XII. INSOLVENCY

A.	A party to this Agreement will be deemed insolvent when it:

a.	applies for or consents to the appointment of a receiver, rehabilitator,

conservator, liquidator or statutory successor of its properties or assets;

b.	is adjudicated as bankrupt or insolvent;

c.	files or consents to the filings of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

d.	becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile.

B.	In the event of the insolvency of the Ceding Company, all reinsurance benefits shall be payable by the Reinsurer directly to the Ceding Company or to the liquidator, receiver or statutory successor of the Ceding Company on the basis of the liability of the Ceding Company under the policies reinsured without diminution because of the insolvency of the Ceding

Company.

C.	In the event of the insolvency of the Ceding Company, the liquidator,

receiver, or statutory successor shall give the Reinsurer written notice of the pendency of a claim on a reinsured Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the name of the Ceding Company (or its liquidator,

receiver, or statutory successor) in the proceeding where such claim is to be adjudicated, any defense or defenses that the Reinsurer may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

D.	The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Ceding Company.

E.	In the event of the insolvency of the Reinsurer, the Ceding Company may recapture all of the business reinsured by the Reinsurer under this

Agreement. Such recapture shall be effective as of the date of the insolvency. Such recapture shall be subject to the payment of a Terminal

Accounting and Settlement as described in Article VIII.

F.	In the event of the insolvency of either party, the insolvent party must notify the other party of its insolvency within thirty (30) days.

G.	In the event of the insolvency of the Reinsurer, the Ceding Company must notify the Reinsurer (or its liquidator, receiver, or statutory successor)

whether or not it is going to recapture the business pursuant to Article XII

Paragraph E above within sixty (60) days after being notified of the

Reinsurer’s insolvency.

Article XIII.   GENERAL PROVISIONS

1.	Policy Administration. The Ceding Company shall administer the Policies and shall perform all accounting for such Policies. Claim settlements made by the Ceding Company in good faith, including compromises, shall be unconditionally binding on the Reinsurer.

2.	Audit. Upon reasonable advance notice, the Reinsurer may, at a reasonable location or locations to be designated by the Ceding

Company, audit any and all books, records, statements, correspondence,

reports and other documentation that relate to the Policies. The Ceding

Company shall provide a reasonable workspace during normal business hours for such audit and shall cooperate with and disclose and produce any and all documentation reasonably requested by the auditors. The

Reinsurer shall keep all information disclosed or produced for audit,

including all audit reports and analyses, confidential as provided herein.

“Statutory Statement” means the quarterly or annual statement of the

Ceding Company prepared in accordance with the rules of the National

Association of Insurance Commissioners and filed with the Ceding

Company’s domiciliary state. If the Statutory Statement blank is changed or modified, such that any item described herein does not appear on the pages, exhibits, columns and lines referred to herein, or if it should be eliminated or combined with other amounts or if the basis set out in the

Statutory Statement blank for calculation of any item herein should be modified so that the calculation is not consistent with the calculation of the such item described herein, then such item shall be determined in accordance with a method proposed by the Ceding Company with the consent of the Reinsurer, which consent shall not be unreasonably withheld.

3.	Errors and Omissions. Any inadvertent errors or omissions on the part of one party occurring in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability to the first party that would have otherwise attached had such error or omission not occurred, provided that such error or omission is rectified as soon as practicable after discovery.

4.	Indemnification and Limitation of Liability. The Ceding Company and the

Reinsurer shall indemnify and hold the other, its affiliates, directors,

officers, employees and all other persons and entities acting on behalf of or under the control of any of them harmless from and against any and all claims, including reasonable legal expenses, that result from any negligent, dishonest, malicious, fraudulent or criminal act or omission or arising out of or related to any incorrect representation, warranty or obligation of this Agreement or any failure or breach of this Agreement by the indemnifying party, its directors, officers, employees, other representatives or any other person or entity acting on behalf of or under the control of any of them. In no event shall any party to this Agreement be liable to any other party for exemplary, punitive, indirect or consequential damages arising under this Agreement for any cause whatsoever, whether or not such party has been advised or could have foreseen the possibility of such damages.

5.	Amendment and Non Waiver. This Agreement may be amended only by written agreement of the parties. Any change or modification to this

Agreement shall be null and void unless made by amendment to this

Agreement and signed by both parties. No waiver by either party of any default by the other party shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other promise, term or condition of this Agreement. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either party to enforce any part of this Agreement shall not constitute a waiver by such party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

6.	Severability. In the event that any provision or term of this Agreement shall be held by any court to be invalid, illegal or unenforceable, all of the other terms and provisions shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. In addition, if provisions are held invalid, illegal or unenforceable, the parties shall attempt in good faith to renegotiate the

Agreement to carry out its original intent.

7.	Survival. All of the provisions of this Agreement, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties’ rights hereunder, shall survive the termination of this

Agreement.

8.	Choice of Law, Forum and Consent to Service. This Agreement is subject to and is to be interpreted in accordance with the laws of the State of New

York without regard to the New York choice of law rules. While the parties contemplate that all disputes shall be decided through arbitration as provided herein, in the event of any legal proceedings, the parties shall submit to the exclusive jurisdiction of courts of the State of New York and the United States of America, in each case, located in New York, New

York, and shall abide by the final decision of such courts.

9.	Settlements. All reinsurance settlements shall be effected through offsetting balances, electronic funds transfers or as the parties may otherwise agree in order to carry out the purposes of this Agreement.

10.	Notices.

(a)	Written notices to the Ceding Company under this Agreement shall be effective when delivered to the Ceding Company at the following address:

Patrisha Cox

Brighthouse Life Insurance Company of NY

285 Madison Avenue

New York City, NY 10017

Email: tcox1@brighthousefinancial.com

or such other address as the Ceding Company may designate in writing as to its own address; provided, however, that any notice of change of address shall be effective only upon receipt.

(b)	Written notices to the Reinsurer under this Agreement shall be effective when delivered to the Reinsurer at the following address:

Patrisha Cox

Brighthouse Life Insurance Company

11225 North Community House Road

Charlotte, NC 28277

Email: tcox1@brighthousefinancial.com

or such other address as the Reinsurer may designate in writing as to its own address, provided, however, that any notice of change of address shall be effective only upon receipt.

11.	Confidentiality. Each party shall maintain the confidentiality of all confidential information, including individually identifiable information regarding customers, insureds and other persons, with respect to the

Policies (“Confidential Information”), that is provided to it by the other party in connection with this Agreement in accordance with applicable laws and the terms of this Agreement. This obligation shall include the implementation of physical, administrative and electronic safeguards designed to ensure the confidentiality, security and integrity of such

Confidential Information. For these purposes, Confidential Information does not include information that is (a) generally available in the public domain and is derived or received from such public sources; (b) received,

obtained, developed or created independently from the performance of obligations under this Agreement; or (c) disclosed by or received from a third party, provided such disclosure was made without any violation of an independent obligation of confidentiality or applicable law.

This obligation of confidentiality shall not apply if and to the extent that disclosure is required by applicable law or any court, governmental agency or regulatory authority or by subpoena or discovery request in pending litigation. In the event that either party becomes legally compelled to disclose any Confidential Information of the other party, such party shall give prompt written notice of that fact to the other party so that such other party may seek an appropriate remedy to prevent such disclosure. This provision does not prohibit the sharing of information with retrocessionaires or other parties engaged to provide services in connection with this Agreement, to the extent necessary to provide such services, provided that such retrocessionaires and parties shall have agreed to maintain the confidentiality of such information in accordance with the terms of this Agreement.

In the event that the Reinsurer becomes aware of the unauthorized access to or disclosure of Customer Information to a third party, it shall give prompt written notice of that fact to the Ceding Company and shall take reasonable steps prevent further unauthorized access or disclosure and mitigate damages and will cooperate with the Ceding Company to satisfy, at the Reinsurer’s expense, all legal requirements including any required notification to affected individuals.

12.	Agents, Intermediaries and Representatives. All negotiations relative to this Agreement and the transactions contemplated hereby, including all communications and payments, have been and shall be carried out by the

Ceding Company and the Reinsurer and designated agents thereof directly and without the intervention of any person in such manner as to give rise to any valid claim by any other person against the Ceding

Company for a finder’s fee, brokerage, commission or similar payment.

Any communication or payment delivered by the Ceding Company to a designated agent, intermediary or representative of the Reinsurer shall be deemed delivered to the Reinsurer and no delivery of a communication or payment by the Reinsurer to its agent, intermediary or representative shall be deemed delivered to the Ceding Company until actual receipt by the

Ceding Company.

13.	Independent Contractor. The parties shall be deemed to be independent contractors, each with full control over its respective business affairs and operations. The Agreement shall not be construed as a partnership or joint venture and neither party hereto shall be liable for any obligations incurred by the other party except as expressly provided herein.

14.	Schedules and Captions. Schedules attached hereto are made a part of this Agreement. Captions are provided for reference only and are not made a part of this Agreement.

15.	Counterparts. This Agreement may be signed simultaneously in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument as to the respective signatories.

16.	Entire Agreement. This Agreement, including the Schedules attached hereto, supersede all prior discussions and agreements between the

Ceding Company and the Reinsurer, and constitute their sole and entire agreement with respect to, the reinsurance of the Policies and there are no understandings between the parties other than as expressed in this

Agreement.

Article XIV.   NON-ADMITTED REINSURANCE

A.	Security Requirement. In the event that the Ceding Company shall, at any time, notify the Reinsurer of its determination that security for reinsurance recoverables hereunder is or may be necessary for the Ceding Company to obtain any associated regulatory statement credit for reinsurance ceded pursuant to this Agreement on account of the Reinsurer being neither licensed or accredited as a reinsurer in the domiciliary state of the Ceding

Company, the Reinsurer shall establish a trust (”the Trust”) in accordance with Section B of this Article or the Reinsurer shall provide a letter of credit

(an “LOC”) in accordance with Section C of this Article.

B.	Trust Agreement.

1.	Except as may be provided in Section C of this Article, the Ceding

Company and the Reinsurer shall enter into a Trust Agreement that complies with the requirements of New York Regulation 114, establishing a Trust Account for the benefit of the Ceding Company to cover the recoverables and/or Statutory Reserves attributable to the Policies. The

Trustee shall be a bank, acceptable to each party, that is organized in the

United States; that is regulated, supervised and examined by federal or state banking regulatory authorities; and that meets any other applicable regulatory financial condition standards. The bank shall not be a parent,

subsidiary or affiliate of the Ceding Company or Reinsurer.

2.	This Trust Agreement is intended to secure Statutory Statement credit for reinsurance ceded by the Ceding Company to the Reinsurer in

accordance with regulations of the domiciliary state of the Ceding

Company.

3.	Assets having a value at least equal to 100% of the Required Amount attributable to the Policies shall be deposited into the Trust Account and maintained at all times until its dissolution. Assets deposited in the Trust

Account shall be valued according to their current fair market value, as determined under the statutory accounting rules of the domiciliary state of the Ceding Company, and shall consist only of cash (United States legal tender) and investments of the types specified in paragraphs (1), (2), (3),

(8) and (10) of subsection (a) of Section 1404 of the New York Insurance

Law that are not issued by a parent, subsidiary or affiliate of either party.

“Required Amount” means the amount required to be held as security for the benefit of the Ceding Company as necessary for the Ceding Company to obtain full regulatory statement credit for the reinsurance ceded pursuant to this Agreement.

4.	Prior to depositing assets with the Trustee, the Reinsurer shall execute assignments, endorsements in blank or transfer legal title to the Trustee of all shares, obligations or any other assets requiring assignment in order that the Ceding Company or the Trustee, upon direction of the Ceding

Company, may, whenever, necessary, negotiate any such assets without consent or signature from the Reinsurer of an other person or entity, other than the Trustee, in accordance with the terms of the Trust Agreement.

5.	Assets in the Trust Account, established hereunder, may be withdrawn by the Ceding Company at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Ceding Company or any successor of the Ceding Company by operation of law, including without limitation any liquidator, rehabilitator, receiver or conservator of the

Ceding Company, without diminution because of insolvency on the part of the Ceding Company or the Reinsurer, only for the following purposes:

i.	to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Policies on account of cancellations of such Policies;

ii.	to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Policies reinsured under this

Agreement;

iii.	to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding

Company’s liabilities for Policies ceded under this Agreement.

Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses and unearned premiums; and

iv.	to pay any other amounts that the Ceding Company claims to be due hereunder.

6.	With the approval of the Ceding Company, the Reinsurer may withdraw from the Trust Account all or any part of the assets contained therein and transfer such assets to the Reinsurer; provided

i.	the Reinsurer shall, at the time of such withdrawal, replace the withdrawn assets with other qualified assets having a market value equal to the market value of the assets withdrawn so as to maintain the Trust Account at the Required Amount at all times; or

ii.	after such withdrawals and transfers, the market value of the Trust

Account is not less than 102% of the Required Amount.

The Ceding Company shall be the sole judge as to the application of this provision, but shall not unreasonably or arbitrarily withhold its approval.

7.	The Ceding Company will return any amounts withdrawn from the Trust in excess of the actual amounts required for subparagraphs (i), (ii) and (iii) of paragraph 5 or, in the case of subparagraph (iv) of paragraph 5, any amounts that are subsequently determined not to be due. The Ceding

Company will pay interest on amounts held pursuant to subparagraph (iii)

of paragraph 5 at a rate equal to the “Prime Rate” published in The Wall

Street Journal (currently the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), which rate shall be adjusted on the last day of each month; and

8.	All of the foregoing provisions are to be applied without diminution because of insolvency on the part of either party.

C.	Letters of Credit.

1.	The Reinsurer will provide and maintain an LOC that complies with New

York Regulation 133 in an amount no less than 100% of the Required

Amount.

2.	The Reinsurer shall be the LOC applicant. The Trustee shall be a bank,

acceptable to each party, that is organized in the United States; that is regulated, supervised and examined by federal or state banking regulatory authorities; that meets National Association of Insurance Commissioners-

Securities Valuation Office standards for acceptable LOC issuance and that is not a foreign branch office of a bank or trust company organized and existing in the United States. The bank shall not be a parent,

subsidiary or affiliate of the Ceding Company or Reinsurer.

3.	The LOC may be drawn at any time, notwithstanding any other provisions herein and may be utilized by the Ceding Company or any successor by operation of law of the Ceding Company, including without limitation any liquidator, rehabilitator, receiver or conservator of the Ceding Company for the following purposes:

i.	to reimburse the Ceding Company for the Reinsurer’s share of

Policy premiums returned on account of cancellations;

ii.	to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the terms and provisions of the Policies reinsured under this Agreement;

iii.	to fund an account with the Ceding Company in an amount at least equal to the deduction, for reinsurance ceded, from the Ceding

Company’s liabilities for the Policies ceded under this Agreement.

Such amount shall include, but not be limited to, amounts for policy reserves, reserves for claims and losses incurred (including losses incurred but not reported), loss adjustment expenses, and

unearned premiums; and

iv.	to pay any other amounts that the Ceding Company claims to be due hereunder.

4.	The Ceding Company will return any amounts drawn on the LOC in excess of the actual amounts required for subparagraphs (i), (ii) and (iii) of paragraph 3 or, in the case of subparagraph (iv) of paragraph 3, any amounts that are subsequently determined not to be due. The Ceding

Company will pay interest on amounts held pursuant to subparagraph (iii)

of paragraph 3 at a rate equal to the “Prime Rate” published in The Wall

Street Journal (currently the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks), which rate shall be adjusted on the last day of each month; and

D.	Miscellaneous. All of the foregoing provisions are to be applied without diminution because of insolvency on the part of either party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first above written.

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

By:	/s/ Patrisha Cox
Name: Patrisha Cox
Title: Vice President

BRIGHTHOUSE LIFE INSURANCE COMPANY

By:	/s/ Patrisha Cox
Name: Patrisha Cox
Title: Vice President

SIGNATURE PAGE – BLICNY/BLIC REINSURANCE AGREEMENT

Schedule A   POLICIES AND RISKS REINSURED

1.	Policies and Risks Reinsured. [***] of all individual single purchase payment deferred annuity contracts with index-linked account options

(and/or marketed as the “Brighthouse Shield Level”, “Brighthouse Shield”

or “Shield” product) issued by the Ceding Company prior to and in-force as of the Effective Date (or reinstated thereafter in accordance with the terms of the Policies) and [***] of all such individual single purchase payment deferred annuity contracts with index-linked account options issued by the Ceding Company on and after the Effective Date.

2.	Effective Date. October 1, 2023

Schedule B  RESERVES

1.	“Modco Reserves” means an amount equal to the Quota Share of the separate account liabilities as would be shown on Exhibit 3 of the

Separate Account Statutory Statements filed with the Ceding Company’s domiciliary state with respect to the Policies; provided, however, that

Modco Reserves shall be net of the Ceded Reinsurance Agreements, if any.

2.	“Statutory Reserves” means the Quota Share of the statutory reserves as would be reported by the Ceding Company on its Statutory Statements filed with the Ceding Company’s domiciliary state with respect to the

Policies; provided, however, that Statutory Reserves shall be net of the

Ceded Reinsurance Agreements, if any.

Schedule C  MODCO INVESTMENT CREDIT

1.	Modco Investment Credit. The Modco Investment Credit for any

Accounting Period shall be equal to the sum of all earned investment income, realized and unrealized capital gains and losses, on the Separate

Accounts of the Ceding Company, which have been credited to, or deducted from, the Policies during the Accounting Period. The Modco

Investment Credit is net of fees deducted and not shared back to the

Ceding Company in respect of the Policies.

Schedule D  ALLOWANCES

1	Commission Allowance. Each Accounting Period, the Reinsurer shall pay the Ceding Company a Commission Allowance equal to the Quota Share of (a) + (b), where:

(a)	equals [***] of the gross Policy premiums and deposits

collected at issue with respect to the Policies issued during such Accounting Period (“New Issue Premium”), and

(b)	equals [***] per Policy with respect to the Policies issued

during such Account Period.

2	Maintenance Expense Allowance. The Reinsurer shall indemnify the

Ceding Company for expenses incurred in connection with ongoing maintenance and administration of the Policies. Each Accounting Period,

the expenses incurred in connection with ongoing maintenance and administration of the Policies shall be equal to the Quota Share of (a) +

(b), where:

(a)	equals [***] multiplied by the aggregate account value of the

Policies at the beginning of the Accounting Period (increased by [***] per annum); and

(b)	equals [***] per Policy in-force as of the beginning of the

Accounting Period (increased by [***] per annum).

3	Premium Tax Allowance. For each Accounting Period, the Reinsurer shall pay the Ceding Company a Premium Tax Allowance equal to the Quota

Share of [***] of gross Policy premiums.

Schedule E QUARTERLY REPORT FORMAT

Sample Quarterly Statement of Activity	Statutory Statement Reference	100%	Reinsurer’s Quota Share

Quota Share			[***]

1. Reinsurance Premiums

2. Net Benefit Payments

a. Death benefits

b. Surrender benefits

c. Withdrawals

d. Annuity Benefits

e. Total benefit payments = a + b + c + d

3. Allowances

a. Commission Allowance

b. Maintenance Expense Allowance

c. Premium Tax Allowance

d. Total Allowances = a + b + c

4. Modco reserve adjustment

a. Modco Reserves at the end of the current accounting period

b. Modco Reserves at the end of the prior accounting period

c. Modco investment credit

d. Modco reserve adjustment = a – b – c

5. Quarterly cash settlement = 1 – 2e – 3d – 4d

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH

(1) NOT MATERIAL AND (2) IS TREATED AS CONFIDENTIAL BY BRIGHTHOUSE LIFE

INSURANCE COMPANY OF NY.

AMENDMENT NO. 1 TO

REINSURANCE AGREEMENT

BETWEEN

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

AND

BRIGHTHOUSE LIFE INSURANCE COMPANY

PREAMBLE

THIS AMENDMENT NO. 1 TO REINSURANCE AGREEMENT (this

“Amendment”) is made and entered into as of June 30, 2025, by and between

Brighthouse Life Insurance Company of NY, a life insurance corporation domiciled in New York (the “Ceding Company”), and Brighthouse Life Insurance Company,

a life insurance corporation domiciled in Delaware (the “Reinsurer”).

WHEREAS the Ceding Company and the Reinsurer entered into that certain

Reinsurance Agreement effective as of October 1, 2023 (the “Agreement”), and

WHEREAS the Ceding Company and the Reinsurer desire to amend the

Agreement to correct Schedule D (Allowances) for certain recently discovered errors and omissions in the drafting thereof and to reflect the parties’ original intent.

NOW, THEREFORE, in consideration of the mutual promises and undertakings set forth herein, the parties agree as follows:

2

Article I. AMENDMENTS

1.	Amendments.

Schedule D (Allowances) is hereby amended and restated in its entirety as set forth on Exhibit 1 hereto.

2.	Miscellaneous.

(a) This Amendment shall not be amended or modified except by written agreement, signed by duly authorized officers of the parties hereto.

(b) The terms expressed herein constitute the entire agreement between the parties with respect to the subject matter hereof. There are no understandings between the parties with respect to the subject matter hereof other than as expressed in this Amendment.

(c) This Amendment shall inure to the benefit of and bind the parties to this

Amendment and their respective successors, permitted assigns and legal representatives.

(d) This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

(e) This Amendment shall be governed by the laws of the State of New York without regard for its conflicts of laws principles.

(f) All terms, provisions, and conditions of the Agreement will continue unchanged except as specifically revised in this Amendment.

3

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first above written.

BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

By:	/s/ Patrisha Cox

Name: Patrisha Cox

Title: Vice President

BRIGHTHOUSE LIFE INSURANCE COMPANY

By:	/s/ Patrisha Cox

Name: Patrisha Cox

Title: Vice President

4

Exhibit 1

Schedule D ALLOWANCES

Other than for the Shield Level II product (set forth below), the allowances are:

1	Commission Allowance. Each Accounting Period, the Reinsurer shall pay the Ceding Company a Commission Allowance equal to the Quota Share of

(a) + (b) + (c), where:

(a)	equals [***] of the gross Policy premiums and deposits

collected at issue with respect to the Policies issued during such Accounting Period (“New Issue Premium”), and

(b)	equals [***] per Policy with respect to the Policies issued

during such Account Period, and

(c)	equals [***] multiplied by the aggregate account value of the

Policies at the beginning of the Accounting Period.

2	Maintenance Expense Allowance. The Reinsurer shall indemnify the

Ceding Company for expenses incurred in connection with ongoing maintenance and administration of the Policies. Each Accounting Period,

the expenses incurred in connection with ongoing maintenance and administration of the Policies shall be equal to the Quota Share of (a) + (b),

where:

(a)	equals [***] multiplied by the aggregate account value of the

Policies at the beginning of the Accounting Period (increased by [***] per annum); and

(b)	equals [***] per Policy in-force as of the beginning of the

Accounting Period (increased by [***] per annum).

3	Premium Tax Allowance. For each Accounting Period, the Reinsurer shall pay the Ceding Company a Premium Tax Allowance equal to the Quota

Share of [***] of gross Policy premiums.

For the Shield Level II product, the allowances are:

1	Commission Allowance. Each Accounting Period, the Reinsurer shall pay the Ceding Company a Commission Allowance equal to the Quota Share of

(a) + (b) + (c), where:

(a)	equals [***] of the gross Policy premiums and deposits

collected at issue with respect to the Policies issued during such Accounting Period (“New Issue Premium”), and

5

Exhibit 1

(b)	equals [***] per Policy with respect to the Policies issued

during such Account Period, and

(c)	equals [***] multiplied by the aggregate account value of

the Policies at the beginning of the Accounting Period.

2	Maintenance Expense Allowance. The Reinsurer shall indemnify the

Ceding Company for expenses incurred in connection with ongoing maintenance and administration of the Policies. Each Accounting Period,

the expenses incurred in connection with ongoing maintenance and administration of the Policies shall be equal to the Quota Share of (a) + (b),

where:

(a)	equals [***] multiplied by the aggregate account value of the

Policies at the beginning of the Accounting Period (increased by [***] per annum); and

(b)	equals [***] per Policy in-force as of the beginning of the

Accounting Period (increased by [***] per annum).

3	Premium Tax Allowance. For each Accounting Period, the Reinsurer shall pay the Ceding Company a Premium Tax Allowance equal to the Quota

Share of [***] of gross Policy premiums.

6